Exhibit 3.223

CERTIFICATE OF FORMATION OF ROvV Af~ l'vIARINE SERVICES LLC FI l E In the Office the Secretary of State of Texas 1 9 2019 This Ce1iificate of Formation of Rowan Marine Services LLC (the "Company") is being executed and filed by the undersigned authorized person on December 19, 2019. FIRST: SECOND: The Company is being formed pursuant to a plan of conversion. The prior name of the Company was Rowan Marine Services, Inc. THIRD: The prior address of the Company was 5450 Transco Tower, 2800 Post Oak Blvd., Houston, Texas 77056. FOURTH: The Company was, prior to the completion of the plan of conversion, a corporation, duly f01111ed under the laws of the state of Texas. FIFTH: SIXTH: The Company was formed as a corporation on June 8, 1992. The new name of the Company is Rowan Marine Services LLC. SEVENTH: The initial address of the registered office of the Company in the State of Texas is 206 E. 9th Street, Suite 1300, in the City of Austin, Texas 78701, and the name of the Company's registered agent for service of process at that address is Capitol Corporate Services, Inc. EIGHTH: The Company will not have managers. The Company will be governed by its members, and the name and address of the initial member is Rowan Companies, Inc., 584 7 San Felipe, Suite 3300, Houston, Texas 77057. NINTH: The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code. TENTH: The organizer of the Company is Darin Gibbins, and his address is 5847 San Felipe, Suite 3300, Houston, Texas 77057. ELEVENTH: This Certificate of F01mation shall be effective when filed with the secretary of state. TWELFTH: The undersigned affinns that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of pe1jury that the undersigned 1s authorized to execute the filing instrument. 23. Certificate of Formation/ Rowan Marine Services LLC

IN WITNESS V/HEREOF .. the undersigned has executed this Certificate of Formation as of the date first set forth above. Title: Organizer 23. Certificate ofFormalion / Rowan Marine Savices LLC